3F, No. 11 Ke Jung Rd., Chu-Nan Site, Hsinchu Science Park, Chu-Nan 350, Miao-Li, Taiwan, R.O.C.	Telephone: +886-37-586788 Fax Number: +886-37-582688

June 4, 2021

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance
Office of Manufacturing
100 F Street, N.E.
Washington, D.C. 20549
Attn:	Kevin Stertzel

Re:	SemiLEDs Corporation Registration Statement on Form S-3 Filed May 28, 2021 File No. 333-256613

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, SemiLEDs Corporation (the “Company”) hereby requests that the Securities and Exchange Commission take appropriate action to declare the Company’s Registration Statement on Form S-3 (File No. 333-256613) effective at 12:00 pm Eastern Time on June 8, 2021, or as soon as practicable thereafter.

Please notify Brett Cooper of Orrick, Herrington and Sutcliffe LLP, the Company’s outside counsel, of such effectiveness by telephone at (415) 773-5918.

[Signature page follows]

Sincerely,

SEMILEDS CORPORATION

By:
Name: Trung Tri Doan
Title: Chief Executive Officer

cc:	Christopher Lee, SemiLEDs Corporation Brett Cooper, Esq., Orrick, Herrington & Sutcliffe LLP